UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 26, 2011
VIDEO DISPLAY CORPORATION
(Exact name of registrant as specified in its charter)

Georgia (State of incorporation)	0-13394 (Commission File Number)	58-1217564 (IRS Employer Identification No.)

1868 Tucker Industrial Road Tucker, Georgia (Address of principal executive offices)	30084 (Zip code)
Registrant’s telephone number, including area code: (770) 938-2080
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On May 26, 2011, Video Display Corporation (the “Company”) signed an Amendment to Credit Agreement and Consent (the “Amendment”) to the Credit Agreement executed on December 23, 2010 (the “Credit Agreement”), among the Company, certain subsidiaries, and RBC Bank and Community & Southern Bank (collectively, the “Banks”), which provided new financing to the Company.
     As of February 28, 2011, the Company was not in compliance with the consolidated fixed charge coverage ratio or the senior funded debt to EBITDA ratio as defined in the Credit Agreement. The Company received a waiver of these covenant violations from the Banks through the July 15, 2011 reporting of the next measurement of these covenants as of the Company’s first quarter end. Additionally, the Company and the Banks amended the Credit Agreement to reduce the revolver commitment from $17.5 million to $15.0 million, to restate the covenants to pertain only to continuing operations of the Company and to adjust the targets for the senior debt to cash flow covenant for the quarters ending May 31, 2011 and August 31, 2011. This covenant was deemed to be the most restrictive by the Company and the Banks. Management believes, based on their projections, that the Company will be able to meet the covenants as revised, and that the Company will be in compliance under the Credit Agreement, as amended, as of July 15, 2011. The Credit Agreement included a term loan secured by four buildings owned by the Company, including a building owned by the Company’s subsidiary, Fox International Ltd., Inc. (“Fox”). Fox was sold to FI Acquisition LLC, a limited liability company majority owned by the Company’s Chief Executive Officer (“FI Acquisition”), on March 1, 2011 (see Item 2.01 below). The Amendment removes Fox as a party to the Credit Agreement but allows for the building formerly owned by Fox to continue to be in the collateral pool until such time as the $3.0 million term loan is sufficiently paid down or it is replaced by other collateral.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On May 26, 2011 the Company completed the sale of Fox, which was effective on March 1, 2011, to FI Acquisition. The Company put Fox up for auction on January 15, 2011 and gave all interested parties a thirty-day due diligence period, which was later extended through March 23, 2011. FI Acquisition was the only bidder and paid the net book value, approximately $3.5 million, for Fox in a stock sale. The consideration paid by FI Acquisition consisted of 800,000 shares of the Company’s stock owned by FI Acquisition and valued at approximately $3.3 million, and a cash payment of approximately $250,000.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit
Number	Description of Exhibit
2.1	Amendment to Credit Agreement and Consent dated May 26, 2011.
10.1	Stock Purchase Agreement dated May 26, 2011, between Video Display Corporation and FI Acquisition.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2011	VIDEO DISPLAY CORPORATION
	By:	/s/ Ronald D. Ordway
Ronald D. Ordway
Chief Executive Officer